Exhibit (a)(1)(i)

THE NEW IRELAND FUND, INC.

c/o KBI GLOBAL INVESTORS (NORTH AMERICA) LTD
ONE BOSTON PLACE

201 WASHINGTON STREET, 36TH FLOOR
BOSTON, MASSACHUSETTS 02108
1-800-468-6475

OFFER TO PURCHASE FOR CASH
25% OF ITS ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
AT 98% OF NET ASSET VALUE PER SHARE

THE OFFER TO PURCHASE WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON
MAY 13, 2021, UNLESS THE OFFER IS EXTENDED

To the Shareholders of The New Ireland Fund, Inc.:

The New Ireland Fund, Inc., a non-diversified, closed-end management investment company incorporated under the laws of the State of Maryland (the “Fund”), is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with this Offer to Purchase and with any amendments or supplements thereto, constitute the “Offer Documents”), 1,213,300 of the Fund’s issued and outstanding shares of common stock of the Fund (“Shares”), representing approximately 25% of the Shares as of April 8, 2021. The Fund is offering to purchase Shares for cash, at a price, net to the seller (subject to any applicable withholding taxes and brokerage fees), without interest thereon, equal to 98% of the net asset value (“NAV”) per Share as determined by the Fund as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the next day the NAV per Share is calculated after the offer expires or, if the offer is extended, on the next day the NAV per Share is calculated after the day to which the offer is extended. The Fund normally calculates its NAV per Share on each day that the NYSE is open for trading at the close of regular trading on the NYSE on such day. The Offer to Purchase will expire at 11:59 p.m., Eastern Time, on May 13, 2021, or such later date as corresponds to any extension of the Offer.

The Shares are traded on the NYSE under the symbol “IRL.” The Fund’s closing price as of the close of the regular trading session of the NYSE on April 8, 2021 was $12.80 per Share. During the pendency of the Offer to Purchase, current NAV quotations can be obtained from AST Fund Solutions, LLC, the information agent for the tender offer (the “Information Agent”), by calling 1-800-370-1164 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday (except holidays). Tendering shareholders will not have to pay to the Fund or American Stock Transfer & Trust Company LLC, the depositary for the Offer (the “Depositary”), brokerage fees or commissions on the purchase of Shares by the Fund pursuant to the Offer to Purchase. The Fund will pay all charges and expenses of the Information Agent and the Depositary. The Fund expects to begin the process of mailing materials for the Offer to Purchase to shareholders on or about April 15,2021.

The operations of the Fund are overseen by a Board of Directors, which is currently composed of David Dempsey, Eleanor Hoagland, Michael A. Pignataro and Sean Hawkshaw. Their address is c/o KBI Global Investors (North America) Ltd, One Boston Place, 201 Washington Street, 36th Floor, Boston, MA 02108. The principal office of the Fund is located at KBI Global Investors (North America) Ltd, One Boston Place, 201 Washington Street, 36th Floor, Boston, MA 02108, and the telephone number is 1-800-468-6475.

This Offer to Purchase is subject to certain conditions. See Section 3 of the Offer to Purchase — “Certain Conditions of the Offer to Purchase.”

Important Information

Shareholders desiring to tender any or all of their Shares in accordance with the terms of the Offer should either (1) properly complete and sign the Letter of Transmittal, provide the original of any signature guarantees that may be required and mail or deliver it, together with the Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal, to the Depositary, or (2) request that the relevant broker, dealer, commercial bank, trust company or other nominee effect the transaction on the shareholders’ behalf. Shareholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Fund or the Depositary in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined by the Fund in its discretion to not be in appropriate form.

If you do not wish to tender your Shares, you need not take any action.

NONE OF THE FUND, THE BOARD OF DIRECTORS OF THE FUND (THE “BOARD”) OR KBI GLOBAL INVESTORS (NORTH AMERICA) LTD (THE “ADVISER”), THE FUND’S INVESTMENT ADVISER, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR SHARES TO TENDER.

BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON THE SHAREHOLDER’S OWN FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, THE BOARD OR THE ADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER TO PURCHASE (THE “OFFER”). NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND, THE BOARD OR THE ADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), RELATING TO THE OFFER.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The Depositary for the Offer to Purchase is:

American Stock Transfer & Trust Company LLC

By Mail:

Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

By Hand, Express Mail, Courier, or Other Expedited Service:

Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

By Facsimile Transmission:

(718) 234-5001

Telephone:
(to confirm facsimile only)
1-877-248-6417
(718) 921-8317

The Information Agent for the Offer to Purchase is:

AST Fund Solutions, LLC
1-800-370-1164

TABLE OF CONTENTS

1.	Price; Number of Shares	6
2.	Purpose of the Offer to Purchase, Plans or Proposal of the Fund	6
3.	Certain Conditions of the Offer to Purchase	7
4.	Procedures for Tendering Shares	8
5.	Withdrawal Rights	11
6.	Payment for Shares	11
7.	Source and Amount of Funds; Effects of the Offer to Purchase	12
8.	Price Range of Shares	13
9.	Selected Financial Information	14
10.	Interest of Directors, Executive Officers and Certain Related Persons	16
11.	Certain Information about the Fund	17
12.	Additional Information	18
13.	Certain United States Federal Income Tax Consequences	18
14.	Amendments; Extension of Tender Period; Termination	22
15.	Miscellaneous	22

i

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this tender offer. To understand this tender offer fully and for a more complete discussion of the terms and conditions to the Offer (as defined above), please read carefully the entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

What is the tender offer?

●	The Board of Directors (the “Board of Directors” or the “Board”) of The New Ireland Fund, Inc. (the “Fund”) has authorized the Fund to conduct an issuer self-tender offer to purchase 1,213,300 of the Fund’s outstanding shares of common stock (“Shares”), which is equal to approximately 25% of the Shares as of April 8, 2021, upon the terms and subject to conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

●	The Fund is offering to purchase Shares for cash, at a price, net to the seller (subject to any applicable withholding taxes and brokerage fees), without interest thereon, equal to 98% of the NAV per Share as determined by the Fund as of the close of the regular trading session of the of the New York Stock Exchange (the “NYSE”), on the next day the NAV per Share is calculated after the Offer expires (the “Valuation Date”) or, if the Offer is extended, on the next day the NAV per Share is calculated after the day to which the Offer is extended.

Why is the Fund making this Offer?

●	On April 1, 2021, the Board approved an issuer tender offer (the “Tender Offer”) that is described in this Offer to Purchase and the related Letter of Transmittal. The Tender Offer permits the Fund to purchase 25% of the Fund’s outstanding Shares. The Board believes that the Tender Offer represents a responsible allocation of the Fund’s assets by providing additional value to shareholders who wish to tender their Shares when discounts have been at higher levels for a prolonged period of time.

●	On April 5, 2021, the Fund entered into a Compromise and Standstill Agreement (the “Standstill Agreement”) with Bulldog Investors, LLP and certain of its associated parties (collectively, “Bulldog”). As of the close of business on April 5, 2021, Bulldog, through accounts that it manages under limited powers of attorney, beneficially owned 10.04% of the Fund’s outstanding shares. The Tender Offer is being conducted pursuant to the Standstill Agreement. In addition, under the Standstill Agreement, in connection with the 2021, 2022, 2023, 2024, 2025 and 2026 annual meetings of stockholders of the Fund and any adjournments thereof or any special meetings of stockholders of the Fund called or held during the Restricted Period (as defined below) (“IRL Meetings”), Bulldog shall: (i) cause all of its Shares of the Fund to be voted on each matter (including any stockholder proposal that the Fund may be required to include in its proxy materials for an IRL Meeting) in accordance with the recommendations of the Board, as set forth in the Fund’s definitive proxy statement relating to such IRL Meeting, and will not, directly or indirectly, solicit, recommend, advise or urge, formally or informally, anyone to vote otherwise. Further, under the terms of the Standstill Agreement, Bulldog shall not file with the Securities and Exchange Commission and shall not deliver or mail to the Fund’s stockholders any proxy materials relating to the nomination of candidates for election as directors at an IRL Meeting. Additionally, for a period commencing on April 5, 2021 and ending on the earlier of (a) the date that the Board rescinds its approval of the Tender Offer and (b) five years from the date of the Standstill Agreement (the “Restricted Period”), Bulldog shall not, directly or indirectly, with respect to the Fund: (i) submit any stockholder proposals for the vote or consent (collectively, “vote”) of stockholders (whether or not pursuant to Rule 14a-8 under the Exchange Act or otherwise), including, but not limited to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Fund, including, without limitation, a merger, tender or exchange offer, open-ending, conversion to exchange-traded fund, share repurchase or liquidation of the Fund’s assets; (ii) nominate any candidate for election as a director; (iii) solicit proxies for any stockholder proposals or nominations of candidates for election as directors, provided, however, that nothing in the Standstill Agreement may be interpreted as prohibiting Bulldog from encouraging other stockholders to vote as recommended by the Board; or (iv) seek the removal of any member of the Board. Under the Standstill Agreement, during the Restricted Period, Bulldog shall not, either directly or indirectly, explicitly or implicitly: (i) encourage, recommend, advise or urge others to put forward stockholder proposals, including any proposal to replace the Fund’s investment adviser, or nominations with respect to Fund directors; (ii) indicate support or approval for any stockholder proposals or nominations relating to the Fund (except by voting pursuant to clause (iii) of this sentence); (iii) cause or permit Shares of the Fund to be voted on any matter in any way other than in accordance with the recommendations of the Board; (iv) solicit or encourage others to vote against any matter recommended by the Board (v) join, create or collaborate with any group of unaffiliated third parties concerning the Fund, other than in accordance with the Board’s recommendations; or (vi) threaten, pursue or bring a lawsuit, regulatory action or other proceeding against the Board, the Fund, the Fund’s investment adviser, or any of their officers, directors, agents or affiliates, other than for alleged violations of the Standstill Agreement; provided, however, that notwithstanding anything herein to the contrary in clause (iii) above, any investment company advised by Bulldog may vote Fund Shares held by the investment company on any matter in accordance with one of the methods prescribed in Section 12(d)(1)(E)(iii)(aa) of the Investment Company Act of 1940, as amended (the “1940 Act”). During the Restricted Period, each of the Fund and its affiliates and Bulldog shall refrain from directly or indirectly disparaging, impugning or taking any action reasonably likely to damage the reputation of Bulldog, the Fund, the Board, members of the Board or the Fund’s investment adviser. The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena or in connection with a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought. In making its decision regarding the Tender Offer, the Board considered a variety of factors, including the recommendation of the Adviser; whether the Tender Offer would be consistent with the investment and other policies of the Fund; the potential impact of the Tender Offer on the Fund’s asset size and expense ratio and the Fund’s ability to implement its investment strategies and achieve its investment objective; the tax implications to the Fund and its shareholders of conducting the Tender Offer; the opportunity for liquidity to participating shareholders provided by the Tender Offer; other steps the Board has taken or might take to address the discount and create additional liquidity; and the possibility that the Tender Offer might reduce the Fund’s trading discount on a short-term and long-term basis. The Board also considered the specific terms of the Tender Offer, including pricing, the level of Fund assets and continued viability of the Fund following a tender offer, and the length of the standstill period. After careful consideration of each of these factors, the Board members, in the exercise of their business judgment, unanimously approved the Standstill Agreement and the Tender Offer based on a determination that the Tender Offer is in the best interests of the Fund and all of its shareholders. See Section 2.

When will the tender offer expire, and may the offer be extended?

●	The tender offer will expire at 11:59 p.m., Eastern Time, on May 13, 2021 (the “Expiration Date”), or, if the offer is extended, on such later date to which the offer is extended. The Fund may elect at any time to extend the Expiration Date by issuing a press release or making some other public announcement no later than the next business day after the Expiration Date. See Section 14.

What is the net asset value of the Fund as of a recent date?

●	As of April 8, 2021, the Fund’s NAV per Share was $14.71, and on such date, the closing price on the NYSE for a Share was $12.80. Shareholders may obtain current NAV quotations by contacting AST Fund Solutions, LLC, the information agent for the tender offer (the “Information Agent”), by calling 1-800-370-1164, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., Eastern Time. The Fund advises you to obtain a recent quotation for Shares when deciding whether to tender your Shares.

Will the net asset value be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

●	No one can accurately predict the net asset value at a future date.

How do I tender my Shares?

●	If the Shares are registered in your name, you should obtain and read the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, and, if you decide to tender, complete a Letter of Transmittal. The Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the American Stock Transfer & Trust Company LLC, the depositary for the Offer (the “Depositary”), either by mail or by fax, in proper form before 11:59 p.m., Eastern Time, on the Expiration Date (or the date to which the offer is extended).

●	If the Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can tender your Shares only by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary before 11:59 p.m., Eastern Time, on the Expiration Date (or if the offer is extended, the date to which the offer is extended). See Section 4.

Is there any cost to me to tender?

●	There is no cost to tender your Shares. Customary wire transfer fees and cash withdrawal fees may be charged by the institution where your Shares are held upon payment of the purchase price.

May I withdraw my tender of Shares after I have tendered them and, if so, by when?

●	Yes, you may withdraw your tender of Shares at any time prior to 11:59 p.m., Eastern Time on the Expiration Date (or if the offer is extended, on the date to which the offer is extended). For your withdrawal to be effective, the Depositary must receive your notice of withdrawal prior to the expiration of the offer. You may resubmit withdrawn Shares by following the purchase procedures before the offer expires, including during any extension period. See Section 5.

How do I withdraw tendered Shares?

●	A notice of withdrawal of tendered Shares must be timely received by the Depositary, specify the name of the shareholder tendering Shares, the number of Shares being withdrawn (which must be all of the Shares tendered) and, with respect to any share certificates representing tendered Shares that were delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares (if different from the person who tendered the Shares). See Section 5.

May I place any conditions on my tender of Shares?

●	No.

Is there a limit on the amount of Shares I may tender?

●	No. You may tender for purchase any or all of the Shares you own. However, only 1,213,300 of the Fund’s Shares will be accepted for tender.

What if more than 1,213,300 Shares (equal to more than 25% of the Fund’s Shares as of April 8, 2021 are tendered (and not timely withdrawn))?

●	The Fund is offering to purchase 1,213,300 Shares. If shareholders tender and do not withdraw more than 1,213,300 Shares for purchase by the Fund, the Fund will purchase duly tendered Shares on a pro rata basis, disregarding fractions, based on the number of Shares each shareholder tenders for purchase and does not timely withdraw, unless the Fund determines to not purchase any Shares. The Fund does not intend to increase the number of Shares that it is offering to purchase, even if shareholders tender more than the maximum number of Shares to be purchased by the Fund in the purchase offer.

Does the Fund have the financial resources to make payment?

●	Yes. Although permitted to do so, the Fund does not expect to borrow any money to finance the purchase of tendered Shares. See Section 7.

If the Shares I tender are accepted by the Fund, how and when will payment be made?

●	It is currently contemplated that payment for tendered Shares that are accepted by the Fund will be made promptly after the Valuation Date, or, if the offer is extended, promptly after a later date as corresponds to any extension of the offer, as determined by the Board of Directors. See Section 6.

Is my sale of Shares in the tender offer a taxable transaction?

●	Yes, your sale of Shares in the Offer to Purchase generally will be a taxable transaction if you are a U.S. person. As discussed in more detail under “Certain United States Federal Income Tax Consequences,” the sale of Shares in the Offer to Purchase will be treated either as a “sale or exchange” or as a distribution for U.S. federal income tax purposes. Please consult your tax advisor. See Section 13.

Is the Fund required to complete the tender offer and purchase all Shares tendered up to the amount of Shares tendered for?

●	Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered, as described in Section 3.

What action need I take if I decide not to tender my Shares?

●	None.

Is there any reason Shares tendered would not be accepted?

●	In addition to those circumstances described in Section 3 in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it to not be in appropriate form. Tenders will be rejected if they do not include original signatures or the original of any required signature guarantees.

How will tendered Shares be accepted for payment?

●	1,213,300 Shares that are properly tendered will be accepted for payment by a determination of the Fund, which determination shall be followed by notice of the Fund’s acceptance to the Depositary, which shall subsequently make payment, as directed by the Fund, with funds to be deposited with it by the Fund. See Section 6.

Does management encourage Shareholders to participate in the tender offer, and will they participate in the tender offer?

●	No. None of the Fund, the Board of Directors or the Adviser is making any recommendation to tender or not to tender Shares in the tender offer. The Fund has been advised that no director or officer of the Fund intends to tender Shares pursuant to the tender offer.

How do I obtain information?

●	Questions and requests for assistance and request for additional copies of the tender offer documents should be directed to the Information Agent at 1-800-370-1164. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

How do I obtain information regarding the number of Shares I hold?

●	Questions regarding the number of Shares you hold should be directed to the Information Agent, toll free at 1-800-370-1164. If you do not own Shares directly, you should obtain this information from your broker, dealer, commercial bank, trust company, or other nominee, as appropriate.

1. Price; Number of Shares. Upon the terms and subject to the conditions of the Offer to Purchase, the Fund will accept for payment and purchase for cash 1,213,300 Shares of the Fund that are properly tendered (and not withdrawn in accordance with Section 5) prior to 11:59 p.m., Eastern Time, on the Expiration Date (or, if the Offer is extended, such later expiration date). The number of Shares covered by the Offer to Purchase equals approximately 25% of the Fund’s Shares as of April 8, 2021, or any later date as corresponds to any extension of the Offer. The Fund reserves the right to extend, amend or terminate the Offer to Purchase, as described in Sections 3 and 14. The Fund will not be obligated to purchase Shares pursuant to the Offer to Purchase under certain circumstances. See Section 3. The Fund is offering to purchase Shares for cash, at a price, net to the seller (subject to any applicable withholding taxes and brokerage fees), without interest thereon, equal to 98% of the NAV per Share as determined by the Fund as of the close of the regular trading session of the NYSE on the next day the NAV per Share is calculated after the Valuation Date or, if the Offer is extended, on the next day the NAV per Share is calculated after the day to which the Offer is extended, payable as set forth in Section 6. The Fund will not pay interest on the purchase price under any circumstances. The Fund reserves the right to change the Expiration Date to correspond with any extension of the Offer.

As of the close of business on April 8, 2021, there were 4,853,202 Shares outstanding, and the NAV price per Share was $14.71. Before the Offer to Purchase expires, current NAV quotations can be obtained from the Information Agent by calling 1-800-370-1164 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday (except holidays). Shareholders who do not own Shares directly should obtain this information from their broker, dealer, commercial bank, trust company or other nominee, as appropriate. The Fund advises you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

The Offer to Purchase is being made to all shareholders and is not conditioned upon shareholders tendering in the aggregate any minimum number of Shares.

2. Purpose of the Offer to Purchase, Plans or Proposal of the Fund. April 1, 2021, the Board approved an issuer tender offer (the “Tender Offer”) that is described in this Offer to Purchase and the related Letter of Transmittal. The Tender Offer permits the Fund to purchase 25% of the Fund’s outstanding Shares. The Board believes that the Tender Offer represents a responsible allocation of the Fund’s assets by providing additional value to shareholders who wish to tender their Shares when discounts have been at higher levels for a prolonged period of time.

On April 5, 2021, the Fund entered into a Compromise and Standstill Agreement (the “Standstill Agreement”) with Bulldog Investors, LLP and certain of its associated parties (collectively, “Bulldog”). As of the close of business on April 5, 2021, Bulldog, through accounts that it manages under limited powers of attorney, beneficially owned 10.04% of the Fund’s outstanding shares. The Tender Offer is being conducted pursuant to the Standstill Agreement. In addition, under the Standstill Agreement, in connection with the 2021, 2022, 2023, 2024, 2025 and 2026 annual meetings of stockholders of the Fund and any adjournments thereof or any special meetings of stockholders of the Fund called or held during the Restricted Period (as defined below) (“IRL Meetings”), Bulldog shall: (i) cause all of its Shares of the Fund to be voted on each matter (including any stockholder proposal that the Fund may be required to include in its proxy materials for an IRL Meeting) in accordance with the recommendations of the Board, as set forth in the Fund’s definitive proxy statement relating to such IRL Meeting, and will not, directly or indirectly, solicit, recommend, advise or urge, formally or informally, anyone to vote otherwise. Further, under the terms of the Standstill Agreement, Bulldog shall not file with the Securities and Exchange Commission and shall not deliver or mail to the Fund’s stockholders any proxy materials relating to the nomination of candidates for election as directors at an IRL Meeting. Additionally, for a period commencing on April 5, 2021 and ending on the earlier of (a) the date that the Board rescinds its approval of the Tender Offer and (b) five years from the date of the Standstill Agreement (the “Restricted Period”), Bulldog shall not, directly or indirectly, with respect to the Fund: (i) submit any stockholder proposals for the vote or consent (collectively, “vote”) of stockholders (whether or not pursuant to Rule 14a-8 under the Exchange Act or otherwise), including, but not limited to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Fund, including, without limitation, a merger, tender or exchange offer, open-ending, conversion to exchange-traded fund, share repurchase or liquidation of the Fund’s assets; (ii) nominate any candidate for election as a director; (iii) solicit proxies for any stockholder proposals or nominations of candidates for election as directors, provided, however, that nothing in the Standstill Agreement may be interpreted as prohibiting Bulldog from encouraging other stockholders to vote as recommended by the Board; or (iv) seek the removal of any member of the Board. Under the Standstill Agreement, during the Restricted Period, Bulldog shall not, either directly or indirectly, explicitly or implicitly: (i) encourage, recommend, advise or urge others to put forward stockholder proposals, including any proposal to replace the Fund’s investment adviser, or nominations with respect to Fund directors; (ii) indicate support or approval for any stockholder proposals or nominations relating to the Fund (except by voting pursuant to clause (iii) of this sentence); (iii) cause or permit Shares of the Fund to be voted on any matter in any way other than in accordance with the recommendations of the Board; (iv) solicit or encourage others to vote against any matter recommended by the Board (v) join, create or collaborate with any group of unaffiliated third parties concerning the Fund, other than in accordance with the Board’s recommendations; or (vi)  threaten, pursue or bring a lawsuit, regulatory action or other proceeding against the Board, the Fund, the Fund’s investment adviser, or any of their officers, directors, agents or affiliates, other than for alleged violations of the Standstill Agreement; provided, however, that notwithstanding anything herein to the contrary in clause (iii) above, any investment company advised by Bulldog may vote Fund Shares held by the investment company on any matter in accordance with one of the methods prescribed in Section 12(d)(1)(E)(iii)(aa) of the Investment Company Act of 1940, as amended (the “1940 Act”). During the Restricted Period, each of the Fund and its affiliates and Bulldog shall refrain from directly or indirectly disparaging, impugning or taking any action reasonably likely to damage the reputation of Bulldog, the Fund, the Board, members of the Board or the Fund’s investment adviser. The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena or in connection with a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought. In making its decision regarding the Tender Offer, the Board considered a variety of factors, including the recommendation of the Adviser; whether the Tender Offer would be consistent with the investment and other policies of the Fund; the potential impact of the Tender Offer on the Fund’s asset size and expense ratio and the Fund’s ability to implement its investment strategies and achieve its investment objective; the tax implications to the Fund and its shareholders of conducting the Tender Offer; the opportunity for liquidity to participating shareholders provided by the Tender Offer; other steps the Board has taken or might take to address the discount and create additional liquidity; and the possibility that the Tender Offer might reduce the Fund’s trading discount on a short-term and long-term basis. The Board also considered the specific terms of the Tender Offer, including pricing, the level of Fund assets and continued viability of the Fund following a tender offer, and the length of the standstill period. After careful consideration of each of these factors, the Board members, in the exercise of their business judgment, unanimously approved the Standstill Agreement and the Tender Offer based on a determination that the Tender Offer is in the best interests of the Fund and all of its shareholders.

Any Shares purchased by the Fund pursuant to the Offer to Purchase will become authorized but unissued Shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of the NYSE).

3. Certain Conditions of the Offer to Purchase. Notwithstanding any other provision of the Offer to Purchase, the Fund will not purchase Shares pursuant to the Offer to Purchase when (a) such transactions, if consummated, would (i) result in the delisting of the Fund’s Shares from the NYSE or (ii) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of stockholders who receive distributions from the Fund); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, or (ii) suspension of, or limitations on, prices for trading securities generally on the NYSE or other national securities exchange(s), including the Irish Stock Exchange or the National Association of Securities Dealers Automated Quotation System National Market System; or (c) the Board determines in good faith, upon written advice of counsel, that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its stockholders.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer to Purchase, to amend or extend the Offer to Purchase in any respect. See Section 14.

4. Procedures for Tendering Shares. Shareholders wishing to tender Shares pursuant to the Offer to Purchase must cause a properly completed and duly executed Letter of Transmittal bearing original signatures and the original of any required signature guarantees, and any other documents required by the Letter of Transmittal, to be received by the Depositary at the address or set forth above, and must either cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 11:59 p.m., Eastern Time, on the Expiration Date (or any date to which the Offer is extended), or in lieu of the foregoing, such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact that firm to effect a tender on their behalf.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the Shares are accepted by the Fund for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer to Purchase, or (b) an equivalent security and, upon the acceptance of the tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer to Purchase, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date (or on the date to which the Offer is extended). Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Fund’s acceptance of Shares for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer to Purchase, including such shareholder’s representation that the shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or (b) the Shares tendered are tendered for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States (each an “Eligible Institution”). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever. If any of the Shares tendered are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal. If any of the tendered Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and must submit proper evidence satisfactory to the Fund of their authority so to act. If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 6.

The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer to Purchase. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary prior to 11:59 p.m., Eastern Time, on the Expiration Date (or the date to which the Offer is extended) at the address set forth above, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”), stating that DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation; the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal; and the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Notwithstanding the foregoing, if a shareholder desires to tender Shares pursuant to the Offer to Purchase and (i) the certificates for the Shares to be tendered are not immediately available, (ii) time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 11:59 p.m., Eastern Time, on the Expiration Date (or the date to which the Offer is extended), or (iii) the shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder’s Shares may nevertheless be tendered, provided that: (i) the tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 11:59 p.m., Eastern Time, on the Expiration Date (or the date to which the Offer is extended); and (iii) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 11:59 p.m., Eastern Time, on the third NYSE trading day after the date of receipt by the Depositary of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of any documents, including share certificates, the Letter of Transmittal and any other required documents, is at the option and sole risk of the tendering shareholder. If documents are sent by mail, registered mail with return receipt requested and proper insurance is recommended. Shareholders have the responsibility to cause their Shares to be tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer to Purchase and to payment of the purchase amount.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer to Purchase will, in all cases, be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

The Fund reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Share or any particular shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Board of Directors shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice. By tendering Shares to the Fund, you agree to accept all decisions the Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

None of the Fund, the Board, the Adviser, the Depositary, or any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of them will incur any liability for failure to give any such notice.

Holders of Shares acquired through the Fund’s Dividend Reinvestment and Cash Repurchase Plan (the “Plan”) may tender such Shares by completing the appropriate section of the Letter of Transmittal. If a shareholder tenders Shares acquired through the Plan, all such Shares credited to such shareholder’s account(s) will be tendered, unless the shareholder otherwise specifies in the Letter of Transmittal. If a shareholder does not complete the section of the Letter of Transmittal to tender Shares acquired through the Plan, no Shares acquired by that shareholder through the Plan will be deemed to have been tendered.

5. Withdrawal Rights. Any shareholder tendering Shares pursuant to this Offer may withdraw its tender (i) at any time prior to 11:59 p.m., Eastern Time on the Expiration Date (or the date to which the Offer is extended); and (ii) at any time after the Expiration Date provided that such shareholder’s Shares have not yet been accepted for purchase by the Fund. To be effective, a written notice of withdrawal of Shares must be timely received by the Depositary at the address set forth above. Shareholders may also send a facsimile transmission notice of withdrawal to the Depositary at (718) 234-5001 (to confirm facsimile transmission use 1-877-248-6417 or (718) 921-8317), which must be timely received by the Depositary, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder), and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the names of the registered owners of such Shares as set forth in such certificates if different. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificates, the certificate numbers shown on the particular certificates evidencing such Shares must also be submitted and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be tendered again prior to the Expiration Date (or the date to which the Offer is extended) by following the procedures described in Section 4.

None of the Fund, the Board, the Adviser, the Depositary or any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

6. Payment for Shares. For purposes of the Offer to Purchase, the Fund will be deemed to have accepted (and thereby purchased) Shares that are tendered (and not withdrawn) as if, and when, it gives written notice to the tendering shareholder of its election to purchase the shareholder’s Shares. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration, or withdrawal of the Offer to Purchase. Upon the terms and subject to the conditions of the Offer to Purchase, the Fund will pay for Shares properly tendered promptly after the Valuation Date (or, if the Offer is extended, promptly after the date corresponding to the Expiration Date as extended, as determined by the Board). The Fund will make payment for Shares purchased pursuant to the Offer to Purchase by check or by wire transfer, which will be made directly to the account in which the tendering shareholder holds its Shares and, upon withdrawal, will be subject to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account. The Fund will not pay interest on the purchase price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer to Purchase will be made only after timely receipt by the Depositary of (a) a Letter of Transmittal (or a copy thereof) properly completed and bearing original signatures and any required signature guarantees, (b) such Shares (in proper certificated or uncertificated form), and (c) any other documents required by the Letter of Transmittal. Shareholders may be charged a fee by a broker, dealer, or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration, or withdrawal of the Offer to Purchase, without further expense to the tendering shareholder. The Fund may not be obligated to purchase Shares pursuant to the Offer to Purchase under certain conditions. See Section 3.

7. Source and Amount of Funds; Effects of the Offer to Purchase. The actual total cost to the Fund of the Offer to Purchase cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share as of the close of the regular trading session of the NYSE on the next day the NAV per Share is calculated after the Valuation Date (or, if the Offer is extended, on the next day the NAV per Share is calculated after the day to which the Offer is extended). The estimated total purchase price to be paid by the Fund to purchase 25% of the Fund’s Shares (1,213,300 Shares as of April 8, 2021) pursuant to the Offer to Purchase would be approximately $17,490,690 (based on a price per Share of $14.42, which equals 98% of the NAV per Share as determined by the Fund on April 8, 2021.

In addition to the purchase price for tendered Shares, the Fund will incur significant costs in conducting the Offer to Purchase, including, but not limited to, filing, legal and solicitation fees, and printing costs. On April 8, 2021, the aggregate value of the Fund’s net assets was approximately $71,377,086. Stockholders should note, however, that the Offer may result in accretion to the Fund’s NAV, following the Offer, due to the fact that the purchase price represents a 2% discount to the Fund’s NAV. The potential accretion to the Fund’s NAV may offset in whole or in part any decline in the Fund’s NAV as discussed below.

To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer to Purchase, the Fund anticipates that funds will first be derived from cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell will be made by the Adviser, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements.

There are no material conditions to the financing of the transaction. There are no other alternative financing plans or arrangements for the transaction. None of the Fund, the Adviser or the Board of Directors has determined at this time to borrow funds to purchase Shares tendered in connection with the Offer.

The Offer to Purchase may have certain adverse consequences for tendering and non-tendering shareholders.

Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer to Purchase and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which would tend to decrease the Fund’s net income. As of April 8, 2021, approximately 0.6% of the Fund’s assets consisted of cash and cash equivalents.

The sale by the Fund of portfolio securities to raise cash to finance the Offer to Purchase may cause the market prices of portfolio securities being sold to decline and hence the Fund’s NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude would be or whether such a decline would be temporary or continue to or beyond the Expiration Date (or the date to which the Offer is extended). Because the price per Share to be paid in the Offer to Purchase will be dependent upon the NAV per Share as determined on the Valuation Date, if such a decline continued through the Expiration Date, the consideration received by tendering shareholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses and may also require the Fund to make additional taxable distributions to shareholders. Moreover, the Fund may receive proceeds from the sale of portfolio securities (for purposes of financing the Offer to Purchase) less than valuations assigned to such securities by the Fund. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering shareholders whose Shares are accepted for purchase by the Fund, as well as those shareholders who do not sell Shares pursuant to the Offer to Purchase, thereby reducing the amount of proceeds received by tendering shareholders and the NAV per Share for non-tendering shareholders.

If the Fund purchases a substantial number of Shares pursuant to the Offer to Purchase, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer to Purchase will result in a higher expense ratio for the Fund. The Fund’s purchase of Shares pursuant to the Offer to Purchase will reduce the number of Shares that might otherwise trade publicly and may reduce the number of the Fund’s shareholders. If the Offer to Purchase is fully subscribed, the Fund would have approximately 3,639,902 Shares outstanding after the Shares are tendered. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer to Purchase. This, in turn, may reduce the volume of trading in Shares, making it more difficult to buy or sell significant amounts of Shares without affecting the market price, which could adversely affect non-tendering shareholders.

The Offer to Purchase will also have other tax consequences. See Section 13.

The following table* sets forth the net assets of the Fund as of April 8, 2021, adjusted to give effect to the Offer to Purchase (excluding expenses and assuming the Fund purchases 1,213,300 Shares):

	As of April 8, 2021	Adjustment for Purchase at $14.42 per Share**	Pro Forma as Adjusted
Net assets	$71,377,086	$17,495,786	$53,881,300
Shares outstanding	4,853,202	1,213,300	3,639,902
Net asset value per share***	$14.71	$14.42	$14.80

*	This table assumes purchase by the Fund of 1,213,300 Shares, equal to approximately 25% of the Fund’s outstanding Shares as of April 8, 2021.

**	This amount represents 98% of the Fund’s per Share NAV as determined on April 8, 2021.

***	The Fund normally calculates its per Share NAV daily at the close of regular trading on the NYSE on each day that the NYSE is open for trading by dividing the total net assets of the Fund by the number of Shares outstanding.

The table above does not take into consideration the estimated expenses of the Offer to Purchase, which are expected to range between $115,000 and $155,000. If the estimated expenses are taken into consideration, the Fund does not expect that the Offer to Purchase will result in accretion of the Fund’s NAV per Share and in fact, the NAV per Share may decline.

8. Price Range of Shares. The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low sale prices per Share as reported on the NYSE.

		Net Asset Value		Market Price
Fiscal Year (ending October 31)		High	Low	High	Low
2019	Q1	$11.36	$9.84	$9.56	$8.35
	Q2	$11.52	$10.88	$9.59	$9.07
	Q3	$11.38	$10.79	$9.46	$9.00
	Q4	$11.14	$9.80	$9.06	$8.11

2020	Q1	$12.16	$11.19	$9.07	$10.07
	Q2	$11.71	$6.46	$9.79	$4.80
	Q3	$11.11	$8.34	$8.48	$6.38
	Q4	$11.57	$10.52	$8.87	$7.75

2021	Q1	$13.79	$10.76	$11.30	$7.85

On April 8, 2021, the Fund’s per Share NAV was $14.71, and the high, low, and closing prices per Share on the NYSE on that date were $12.84, $12.79, and $12.80, respectively. During the pendency of the Offer to Purchase, current NAV quotations can be obtained by contacting the Information Agent in the manner indicated in Section 1.

The tendering of Shares, unless and until they are accepted for payment and purchase by the Fund, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

9. Selected Financial Information. Set forth below is a summary of selected financial information for the Fund as of and for the fiscal years ended October 31, 2019 and October 31, 2020. The information with respect to the two fiscal years, other than the Fund’s NAV returns, has been excerpted from the Fund’s audited financial statements contained in its annual reports to shareholders for these years. These reports have previously been provided to shareholders of the Fund. Copies of the two audited statements can be obtained for free, both at the website of the Securities and Exchange Commission (http://www.sec.gov) and from the Fund by accessing the Fund’s website at www.newirelandfund.com, or by calling toll-free 1-800-468-6475. The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.

SUMMARY OF SELECTED FINANCIAL INFORMATION

For the Periods Indicated Below

	Year Ended October 31, 2020	Year Ended October 31, 2019
STATEMENTS OF OPERATIONS
Total Investment Income	$555,328	$1,203,087
Total Expenses	1,017,218	1,095,598

Net Investment Income/(Loss)	(461,890)	107,489

Net Realized Gain on Investments and Foreign Currency	1,834,273	1,061,612

Net Unrealized Appreciation/(Depreciation) of Investments and Foreign Currency	(2,928,732)	1,057,040

Net Increase/Decrease in Net Assets from Investment Operations	(1,556,349)	2,226,141

STATEMENT OF ASSETS AND LIABILITIES (AT END OF PERIOD)
Total Assets	$53,172,117	54,941,698
Total Liabilities	266,657	193,043

Net Assets	$52,905,460	54,748,655

NAV per Share	$10.76	11.09

Shares Outstanding	4,918,808	4,938,308

SELECTED DATA FOR A SHARE OUTSTANDING

THROUGHOUT EACH YEAR

		Year Ended October 31, 2020	Year Ended October 31, 2019
Operating Performance:
Net Asset Value, Beginning of Year	U.S.	$11.09	$11.07
Net Investment Income/(Loss)		(0.09)	0.02
Net Realized and Unrealized Gain/(Loss) on Investments		(0.25)	0.42
Net Increase/(Decrease) in Net Assets Resulting from Investment Operations		(0.34)	0.44
Distributions to Shareholders from:
Net Investment Income		—	(0.10)
Net Realized Gains		—	(0.27)
Return of Capital		—	(0.07)
Total from Distributions		—	(0.44)
Anti-Dilutive/(Dilutive) Impact of Capital Share Transactions		0.01 (a)	0.02 (a)
Net Asset Value, End of Year	U.S.	$10.76	$11.09
Share Price, End of Year	U.S.	$7.85	$9.06
Total NAV Investment Return (b)		(2.98)%	5.38%
Total Market Investment Return (c)		(13.36)%	3.81%

RATIOS TO AVERAGE NET ASSETS/SUPPLEMENTAL DATA:
Net assets, End of Year (000’s)	U.S.	$52,905	$54,749
Ratio of Net Investment Income/(Loss) to Average Net Assets		(0.89)%	0.20%
Ratio of Operating Expenses to Average Net Assets		1.96%	2.07%
Portfolio Turnover Rate		21%	19%

(a)	Amount represents per share impact related to the Share Repurchase Program.
(b)	Based on share net asset value and reinvestment of distributions at the price obtained under the Dividend Reinvestment and Cash Purchase Plan.
(c)	Based on share market price and reinvestment of distributions at the price obtained under the Dividend Reinvestment and Cash Purchase Plan.

10. Interest of Directors, Executive Officers and Certain Related Persons. The directors and executive officers of the Fund and the aggregate number of the Shares each of them beneficially owned as of April 8, 2021 is set forth in the table below. Their address is c/o KBI Global Investors (North America) Ltd, One Boston Place, 201 Washington Street, 36th Floor, Boston, MA 02108. Their telephone number is 1-800-468-6475.

Name and Position	Number of Shares Beneficially Owned
David Dempsey, Director and Chair of the Board	1,804
Eleanor Hoagland, Director	2,400
Michael A. Pignataro, Director	2,400
Sean Hawkshaw, Interested Director and President	0

Name and Position	Number of Shares Beneficially Owned
Derval Murray, Treasurer and Secretary	0
Suzanne Hammer, Chief Compliance Officer	0

Information concerning the Fund’s directors and executive officers, their compensation, any material interest of such persons in Fund transactions and other matters is disclosed in the Fund’s proxy statements, which have been distributed to shareholders and filed with the SEC. Except as described below, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or executive officers, or associates of any of the foregoing, has effected any transaction in Shares during the past 60 days.

Pursuant to the Fund’s Share Repurchase Plan, the Fund repurchased its Shares on the NYSE during the last two calendar months, as set forth below:

Calendar Month	Amount of Shares Repurchased	Average Price per Share*	Total Transaction Amount*
February 2021	15,571	$10.61	$165,591
March 2021	4,600	$11.22	$51,758

*	Prices per Share and Total Transaction Amounts reflect inclusion of applicable brokerage commissions.

Except as set forth in this Offer to Purchase, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s officers, directors or controlling persons is a party to any contract, arrangement, understanding or relationship with one another or with any other person relating, directly or indirectly, to the Offer to Purchase with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. The Fund has been advised that no director or officer of the Fund intends to tender Shares pursuant to the Offer to Purchase. The Offer to Purchase does not restrict the purchase of Shares tendered by a director or officer of the Fund pursuant to the Offer to Purchase. The Fund is not aware of any shareholders of the Fund that are associates of the directors and executive officers listed below within the meaning of Rule 12b-2 of the Exchange Act.

Under an agreement between the Fund and Bulldog, the Fund agreed to commence the Offer. As noted above, the Offer is being made pursuant to the agreement with Bulldog. Under the agreement, Bulldog has agreed to, among other things, refrain from activist activities with respect to the Fund for the Restricted Period.

To the knowledge of the Fund, as of April 8, 2021, the directors and officers of the Fund as a “group” (as defined in Section 13(d) of the Exchange Act) owned less than 1% of the outstanding securities of such Fund, and no person owned of record or owned beneficially more than 5% of the Fund’s outstanding shares, except as listed below.

Person	Shares	Percent of Shares
1607 Capital Partners LLC	848,085	17.24%
Bulldog Investors LLP	494,056	10.04%
CSS LLC/IL	283,208	5.69%

11. Certain Information about the Fund. The Fund is registered under the 1940 Act, as a non-diversified, closed-end management investment company. The Fund is organized as a Maryland corporation. The principal office of the Fund is located at c/o KBI Global Investors (North America) Ltd, One Boston Place, 201 Washington Street, 36th Floor, Boston, Massachusetts 02108. The telephone number of the Fund is 1-800-468-6475. Shares are traded on the NYSE under the symbol “IRL.” The Fund’s investment objective is long-term capital appreciation through investment primarily in equity securities of Irish companies. The Fund is designed for U.S. and other investors who wish to participate in the Irish securities markets. In order to take advantage of significant changes that have occurred in the Irish economy and to advance the Fund’s investment objective, the investment strategy now has a bias towards Ireland’s growth companies. The Fund seeks to achieve its investment objective by, under normal circumstances, investing at least 80% of its total assets in Irish equity and fixed income securities. For purposes of this 80% investment policy, a security is considered to be an Irish security if: (i) it is issued by an issuer that is organized under the laws of, or has its principal office in, Ireland; (ii) its principal securities trading market is in Ireland; and/or (iii) it is issued by an issuer that alone or on a consolidated basis derives the majority of its annual revenue or earnings or assets from goods produced, sales made or services performed in Ireland. At least 65% of the Fund’s total assets will be invested in equity securities of issuers organized under the laws of Ireland (“Irish Companies”), including companies listed on the Irish Stock Exchange and companies not listed on any securities exchange. Accordingly, the Fund’s assets invested in equity securities of Irish Companies may include investments in companies that are organized in Ireland, but have limited business activities in Ireland. The remaining 20% of the Fund’s assets may be invested in other types of securities, including equity and fixed income securities of issuers from throughout the world, including emerging markets, regardless of whether such issuers are or may be affected by developments in the Irish economy or Ireland’s international economic relations. The Fund may invest up to 25% of its total assets in equity securities that are not listed on any securities exchange. The Fund’s directors are David Dempsey, Eleanor Hoagland, Michael A. Pignataro and Sean Hawkshaw. Their address is c/o KBI Global Investors (North America) Ltd, One Boston Place, 201 Washington Street, 36th Floor, Boston, Massachusetts 02108.

The Board of Directors is divided into three classes, designated: Class I, Class II, and Class III. Currently, Class I consists of Michael Pignataro and Elanor Hoagland, Class II consists of David Dempsey, and Class III consists of Sean Hawkshaw.

The Fund does not have any plans, proposals or negotiations that relate to or would result in (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) a purchase, sale or transfer of a material amount of assets of the Fund; (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Fund; (4) any change in the present board of directors or management of the Fund, including but not limited to, any plans or proposal to change the number or the term of directors or to change any material term of the employment contract of any executive officer; (5) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its investment policy for which a vote would be required by Section 13 of the 1940 Act; (6) any class of equity securities of the Fund to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association; (7) any class of equity securities of the Fund becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (8) the suspension of the Fund’s obligation to file reports under Section 15(d) of the Exchange Act; (9) the acquisition by any person of additional securities of the Fund or the disposition of securities of the Fund other than as set forth in the Fund’s registration statement; or (10) any changes in the Fund’s Articles of Incorporation or By-Laws or other actions that could impede the acquisition of control of the Fund.

The Adviser, KBI Global Investors (North America) Ltd, was incorporated on May 23, 2001 as a wholly owned subsidiary of KBI Global Investors Dublin Ltd, which has been in the asset management business since 1980 and since 2002 for U.S. clients. The Adviser registered as an investment adviser under the Investment Advisers Act of 1940, as amended, in June 2001. As of March 31, 2021, the Adviser had approximately $3.2 billion in assets under management, and KBI Global Investors Ltd has approximately $11.3 billion in assets under management. The Adviser is a wholly owned subsidiary of KBI Global Investors Ltd. Amundi Asset Management is the direct parent of KBI Global Investors Ltd. Amundi Asset Management is in turn wholly owned by Amundi SA, a publicly traded company listed on the French stock exchange, the majority of which is owned by Credit Agricole.

12. Additional Information. The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the SEC’s internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549.

13. Certain United States Federal Income Tax Consequences. The following is a discussion of the material U.S. federal income tax consequences to shareholders whose Shares are tendered and accepted for payment pursuant to the Offer to Purchase. This discussion is based on current U.S. federal income tax law, including the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect). The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a shareholder’s particular circumstances or to a shareholder subject to special treatment under the U.S. federal income tax law (such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, shareholders holding Shares as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes and certain U.S. expatriates). The discussion assumes that the Shares tendered are held as “capital assets” within the meaning of Section 1221 of the Code. This discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular shareholders and therefore each shareholder is encouraged to consult the shareholder’s tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the shareholder is a citizen, resident or domiciliary.

U.S. Federal Income Tax Characterization of the Sale of Shares Pursuant to the Offer to Purchase. The sale of Shares by a shareholder pursuant to the Offer to Purchase will be treated as a “sale or exchange” for U.S. federal income tax purposes only if the receipt of cash upon such sale (i) is “substantially disproportionate” with respect to the shareholder, or (ii) results in a “complete redemption” of the Shares owned by the shareholder, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder. In determining whether any of the above three tests is satisfied, a shareholder must take into account not only Shares that the shareholder actually owns, but also Shares that the shareholder constructively owns within the meaning of Code section 318. In general, section 318 provides that Shares owned by certain family members of a tendering shareholder, and by certain entities in which the shareholder has a direct or indirect interest, are treated as owned by the shareholder for purposes of determining the federal income tax consequences of a sale of Shares pursuant to the Offer to Purchase.

The purchase of Shares pursuant to the Offer to Purchase will be substantially disproportionate with respect to a shareholder if the percentage of the Fund’s then outstanding Shares actually and constructively owned by the shareholder immediately after the purchase is less than 80% of the percentage of the Shares owned by the shareholder determined immediately before the purchase. In no event will a purchase of Shares be substantially disproportionate with respect to a shareholder that owns 50% or more of the Fund’s combined voting power after the conclusion of the Offer to Purchase.

The purchase of Shares pursuant to the Offer to Purchase will result in a complete redemption of a shareholder’s equity interest if (i) all of the Shares actually owned by the shareholder are sold pursuant to the Offer to Purchase, (ii) all of the Shares constructively owned by the shareholder, are sold pursuant to the Offer to Purchase and (iii) after Shares are sold the shareholder does not actually or constructively own any other class of the Fund’s stock. In certain circumstances, shareholders may be able to waive attribution of Shares owned by certain related individuals under the constructive ownership rules. Shareholders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

The purchase of Shares pursuant to the Offer to Purchase will be treated as “not essentially equivalent to a dividend” if the reduction in the shareholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the shareholder’s interest. Whether the receipt of cash by a shareholder who sells Shares pursuant to the Offer to Purchase will result in such a meaningful reduction will depend upon the shareholder’s particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a shareholder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. Shareholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Treatment of U.S. Shareholders. As used herein, the term “U.S. Shareholder” means a beneficial owner of Shares that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership participating in the Offer to Purchase, you should consult your tax advisor.

Assuming any of the above three tests is satisfied with respect to a sale of Shares by a U.S. Shareholder pursuant to the Offer to Purchase, then a U.S. Shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash the U.S. Shareholder receives pursuant to the Offer to Purchase and the U.S. Shareholder’s adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the tendering U.S. Shareholder at the time of sale as a capital asset and will be treated as long-term capital gain or loss if the Shares have been held at the time of sale for more than one year. Any such long-term capital gain realized by a non-corporate U.S. Shareholder will be taxed at a maximum rate of 20%. The deduction of capital losses by U.S. Shareholders is subject to certain limitations.

Alternatively, if none of the three tests above is satisfied, then the cash received by a U.S. Shareholder in exchange for the Shares would be treated as a distribution by the Fund, rather than as proceeds received in exchange for a sale of the Shares. In that event, the cash received by a U.S. Shareholder would be taxable as a dividend (i.e., as ordinary income, subject to the discussion of “qualified dividend income” below) to the extent of the U.S. Shareholder’s allocable share of the Fund’s current or accumulated earnings and profits. The excess of the cash received over the portion so taxable would constitute a non-taxable return of capital to the extent of the U.S. Shareholder’s tax basis in the Shares sold and any excess would be treated as either long-term or short-term capital gain from the sale of the Shares depending on the U.S. Shareholder’s holding period in the Shares. If cash received by a U.S. Shareholder is taxable as a dividend, the shareholder’s tax basis in the purchased Shares would be transferred to the remaining Shares held by the shareholder. In the case of a tendering U.S. Shareholder that is a corporation treated as receiving a distribution from the Fund pursuant to the Offer to Purchase, special basis adjustments may also be applicable with respect to any Shares of such U.S. Shareholder not purchased pursuant to the Offer to Purchase.

If the cash received by any shareholder in exchange for the Shares is treated as a distribution by the Fund, rather than as proceeds received in exchange for a sale of the Shares, shareholders whose percentage ownership of the Fund increases as a result, including those shareholders who do not tender any Shares pursuant to the Offer to Purchase, may be treated for federal income tax purposes as having received a constructive distribution in the amount of the value of the increase in the respective percentage ownership of the Fund, with such amount being treated as a dividend to the extent of the Fund’s available earnings and profits. However, if the tender is classified as an “isolated redemption” under applicable tax rules, an exception to such treatment would apply.

Some or all of the distributions from the Fund may be treated as “qualified dividend income,” taxable to non-corporate U.S. Shareholders at a maximum rate of 20%, provided that both the Fund and the shareholder satisfy certain holding period and other requirements. An additional 3.8% Medicare tax is imposed on certain net investment income (including dividends or gains recognized in connection with payments made to U.S. shareholders pursuant to the Offer) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “ adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

Under the “wash sale” rules, a loss recognized on Shares sold pursuant to the Offer to Purchase will ordinarily be disallowed to the extent a U.S. Shareholder acquires Shares or other substantially identical stocks or securities within 30 days before or after the date the Shares are purchased pursuant to the Offer to Purchase and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

The Depositary may be required to withhold 24% of the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer to Purchase unless either: (a) the U.S. Shareholder has completed and submitted to the Depositary a Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

Treatment Non-U.S. Shareholders. The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares pursuant to the Offer to Purchase depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Shareholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. Shareholders. A Non-U.S. Shareholder is any shareholder that is not a U.S. Person, as defined above, and is not an entity treated as a partnership for tax purposes. If the sale of Shares pursuant to the Offer to Purchase is not so effectively connected and it is treated as a “redemption” rather than as a dividend, then any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer to Purchase will not be subject to U.S. federal income tax or to any U.S. tax withholding, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale.

If, however, a Non-U.S. Shareholder is treated as receiving a distribution from the Fund with respect to Shares tendered by the Non-U.S. Shareholder (under the principles discussed above), the cash received by a tendering Non-U.S. Shareholder will be treated for U.S. tax purposes as a distribution by the Fund, with the cash then being characterized in the same manner as described above for U.S. Shareholders. In such an event, the portion of the distribution treated as a dividend (which would not include the portion of such dividend attributable to certain interest income and certain capital gain income) to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder. If the amount realized on the tender of Shares by a Non-U.S. Shareholder is so effectively connected, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder.

Non-U.S. Shareholders should provide the Depositary with a completed Form W-8BEN (or, if appropriate, Form W-8IMY) in order to avoid 24% backup withholding on the cash they receive from the Fund regardless of how they are taxed with respect to their tender of the Shares involved. A copy of Form W-8BEN (or, if appropriate, Form W-8IMY) is provided with the Letter of Transmittal for Non-U.S. Shareholders.

The Fund is required to withhold a 30% U.S. tax on dividend payments made to certain non-U.S. entities, unless such entities comply with certain reporting requirements to the IRS, or with the reporting requirements of an applicable intergovernmental agreement, in respect of its direct and indirect U.S. investors.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES IN THE OFFER TO PURCHASE. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER TO PURCHASE IN LIGHT OF EACH SUCH SHAREHOLDER’S PARTICULAR CIRCUMSTANCES.

14. Amendments; Extension of Tender Period; Termination. The Fund reserves the right, at any time during the pendency of the Offer to Purchase, to amend or extend the Offer to Purchase in any respect. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 13e-4(e) and Rule 14e-l(d) promulgated under the Exchange Act) and by the requirements of the NYSE (including the listing agreement with respect to the Shares).

Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer to Purchase. In the event that the Fund is obligated, or elects, to extend the Offer to Purchase, the purchase price for each Share purchased pursuant to the Offer to Purchase will be equal to 98% of the per Share NAV as determined by the Fund on the Valuation Date (or such date as corresponds with the Expiration Date as extended, as determined by the Board). No Shares will be accepted for payment until on or after the date to which the Offer is extended.

15. Miscellaneous. The Offer to Purchase is not being made to, nor will tenders be accepted from, owners of Shares in any jurisdiction in which making the Offer to Purchase or its acceptance would not comply with the securities or “blue sky” laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer to Purchase or acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer to Purchase would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer to Purchase, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to Purchase to be made by a licensed broker or dealer, the Offer to Purchase shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

THE NEW IRELAND FUND, INC.

April 15, 2021

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